EXHIBIT 10.19
SUBLEASE
     This SUBLEASE (“Sublease”), dated October___, 2007 for reference purposes only, is entered into by and between VERENIUM CORPORATION, a Delaware corporation (“Sublandlord”), and ARDEA BIOSCIENCES, INC., a Delaware corporation (“Subtenant”).
RECITALS:
     A. Sublandlord leases certain premises consisting of approximately 60,662 square feet in a building located at 4939 Directors Place, San Diego, California (the “Premises”), pursuant to that certain Lease dated February 11, 2000, between KR-Gateway Partners, Delaware limited partnership, as landlord (the “Master Landlord”) and Sublandlord, as tenant (as amended or otherwise modified from time to time, the “Master Lease”), a copy of which is attached as Exhibit A, as more particularly described therein. Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.
     B. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Premises which is agreed to be approximately 51,660 rentable square feet, and more particularly shown on the layout attached at Exhibit B hereto (“Sublease Premises”) upon the terms and conditions provided for herein.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:
AGREEMENT :
     1. Sublease Premises. On and subject to the terms and conditions below, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Sublease Premises.
     2. Term.
          (a) Initial Term. The term of this Sublease (the “Term”) shall commence on the date (the “Commencement Date”) that is the earlier of (a) March 1, 2008 or (b) the date that Subtenant commences occupancy of the Sublease Premises for operation of its business and shall expire eighty-four (84) months thereafter, unless sooner terminated pursuant to any provision hereof. This Sublease and the parties obligations hereunder are expressly conditioned upon receipt of Master Landlord’s consent hereto no later than December 3, 2007. In the event Sublandlord has not obtained Master Landlord’s consent by December 3, 2007, either party may terminate this Sublease by written notice to the other party given within ten (10) days thereafter. Sublandlord agrees to use good faith and diligent efforts to obtain Master Landlord’s consent to this Sublease.
          (b) Extension Option. Subtenant shall have one option to extend the term of the Sublease to expire on March 31, 2017 (“Extension Term”). This option is personal to the Subtenant originally named herein and shall not be exercisable and shall be deemed void if Subtenant is in default under this Sublease at the time of the exercise of such option, or if

Subtenant has been in material default (after any applicable notice and cure period) at any time during the term hereof. The option must be exercised, if at all, by written notice (the “Commitment Notice”) to Sublandlord not less than nine (9) months prior to the expiration of the Term. All of the terms and conditions of this Sublease shall continue to apply during the term of such option, except that Base Rent for the first (1st) year of the Extension Term shall be the “Fair Market Rent” for the Sublease Premises as determined pursuant to this Section 2(b) and, if applicable, Exhibit C. On each anniversary of the commencement date of the Extension Term, the Base Rent shall increased by three and one-half percent (3.5%), compounded. Upon receipt of the Commitment Notice, Sublandlord shall determine the Fair Market Rent for the Sublease Premises, which shall be based on comparable rents then charged and collected for non-renewing tenants for comparable space in the Sorrento Mesa area of San Diego County, taking into account items that professional real estate brokers customarily consider including location, whether the space is subleased or direct leased, rental rates, tenant improvements, office space availability, tenant size and other relative factors affecting properties in such area. In the event Subtenant objects to Sublandlord’s determination of the Fair Market Rent, Sublandlord and Subtenant shall attempt to agree in good faith upon the Fair Market Rent. If Sublandlord and Subtenant fail to reach agreement within thirty (30) days following Subtenant’s delivery of the Commitment Notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Fair Market Rent within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Exhibit C.
     3. Possession. Sublandlord agrees that Subtenant shall have access to the Sublease Premises upon mutual execution of this Sublease for purposes of installing improvements, furniture, fixtures and equipment, provided that (a) such activity shall be done during mutually agreeable time and with the approval and coordination of Sublandlord and Sublandlord’s architect and (b) Subtenant complies with all of the terms of this Sublease (including, without limitation, the requirement to carry insurance and obtain consent to alterations and improvements in the Sublease Premises), other than the payment of Rent.
     4. Rent.
          (a) Commencing on the Commencement Date and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent consisting of Base Rent and Additional Rent (as defined below) (collectively, “Rent”) to Sublandlord in the following amounts:
               (i) Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) as follows:

Period	Amount
Months 1-12	$1.50 per rsf
Months 13-24	$1.55 per rsf
Months 25-36	$1.60 per rsf
Months 37-48	$1.66 per rsf
Months 49-60	$1.72 per rsf
Months 61 -72	$1.78 per rsf
Months 73-84	$1.84 per rsf
               (ii) Additional Rent. In addition to Base Rent, Subtenant shall also pay to Sublandlord, Subtenant’s Proportionate Share (as defined below) of Tenant’s Share of Direct Expenses (as such terms are defined in Section 4.2 of the Master Lease) and Subtenant’s Proportionate Share of all other costs payable by Sublandlord under the Master Lease (“Additional Rent”). Additional Rent shall be payable to Sublandlord as and when payments are due from Sublandlord pursuant to the Master Lease, but at least five (5) business days prior to the date Sublandlord must pay such amounts to Master Landlord. For purposes hereof, “Subtenant’s Proportionate Share” shall mean eighty five and 16/100 percent (85.16%). Within a reasonable time period after Subtenant’s request, Sublandlord shall provide all statements identifying such Additional Rent.
               (iii) Direct Costs. Subtenant shall further pay to Sublandlord as Additional Rent any costs and expenses applicable to the Sublease Premises which are paid directly by Sublandlord, including, but not limited to, janitorial, maintenance, repair and improvement costs, utilities (including nitrogen systems serving the Sublease Premises), personal property taxes and real property taxes, and the actual costs incurred by Sublandlord to provide Subtenant with facilities services, as requested by Subtenant. Without limiting the foregoing, Subtenant acknowledges that the Sublease Premises are not separately metered for electricity and agrees that it shall pay Subtenant’s Proportionate Share of the electricity consumed at the Premises.
               (iv) Exclusions. Notwithstanding the foregoing, in the event any amounts payable by Sublandlord to Master Landlord or any direct costs incurred by Subtenant applicable to the Sublease Premises are (A) due to Subtenant’s breach of any provision of the Master Lease, (B) due to Subtenant’s negligence or willful misconduct, or (C) are for the sole benefit of Subtenant, then such amounts shall not be prorated between Sublandlord and Subtenant and shall be the sole responsibility of Subtenant. In addition, notwithstanding the foregoing, in the event any amounts payable by Sublandlord to Master Landlord are (A) due to Sublandlord’s breach of any provision of the Master Lease (unless caused by Subtenant’s breach hereunder), (B) due to Sublandlord’s negligence or willful misconduct, or (C) are for the sole benefit of Sublandlord, then such amounts shall not be prorated between Sublandlord and Subtenant and shall be the sole responsibility of Sublandlord.
               (v) Payment of Rent. If the Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublandlord in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublandlord at the address specified for notices to Sublandlord in Section 18 below.
          (b) Upon execution of this Sublease, Subtenant shall deliver to Sublandlord the sum of Seventy-Eight Thousand Dollars ($78,000), representing the first (1st) month’s Base Rent.
          (c) In the event of any casualty or condemnation affecting the Sublease Premises, Rent payable by Subtenant shall be abated hereunder, but only to the extent that Rent under the Master Lease is abated.
     5. Security Deposit. Upon execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of Three Hundred Twelve Thousand Dollars ($312,000) as a security deposit (together with accrued interest hereunder, the “Security Deposit”). Subtenant hereby grants to Sublandlord a security interest in the Security Deposit, including but not limited to replenishments thereof. If Subtenant fails to pay Rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any Rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall restore the Security Deposit to the full amount originally deposited within ten (10) days after Sublandlord’s written demand. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts and no interest shall be payable thereon. The Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, shall be returned to Subtenant within thirty (30) days of the expiration or earlier termination of this Sublease, provided Subtenant has vacated the Sublease Premises.
     6. Assignment and Subletting. Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Sublease Premises, in whole or in part, or permit the use or occupancy of the Sublease Premises by anyone other than Subtenant, unless Subtenant has obtained Sublandlord’s consent thereto (which shall not be unreasonably withheld) and the consent of Master Landlord. Notwithstanding the foregoing, Section 14.8 of the Master Lease shall apply to the Subtenant. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder. Any rent or other consideration payable to Subtenant pursuant to any sublease or assignment permitted by this paragraph which is in excess of the Rent payable to Sublandlord pursuant hereto shall be divided equally between Sublandlord and Subtenant, after payment to Master Landlord of any amount required to be paid under the Master Lease.
     7. Condition of Sublease Premises.
          (a) Except for the Improvement Loan set forth in subsection (c) below and as otherwise expressly set forth in this Sublease, Subtenant agrees that (i) Sublandlord has made no representations or warranties of any kind or nature whatsoever respecting the Sublease Premises, their condition or suitability for Subtenant’s use; and (ii) Subtenant agrees to accept the Sublease Premises “as is, where is,” with all faults, without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Sublease Premises for Subtenant’s occupancy. Sublandlord shall provide Subtenant with the benefit of all warranties held by Sublandlord or provided by the Master Lease in connection with the construction of the Building which are applicable to the Sublease Premises. Notwithstanding the foregoing, Sublandlord covenants and agrees to demise the Sublease Premises from the remainder of the Premises prior to the Commencement Date and to deliver the Sublease Premises to Subtenant with all Building systems in good working order.
          (b) Sublandlord has not made an independent investigation of the Premises or determination with respect to the physical and environmental condition of the Premises including without limitation the existence of any underground tanks, pumps, piping, toxic or hazardous substances on the Premises. Notwithstanding the foregoing, if reasonably requested by Subtenant, Sublandlord, at its sole cost and expense, will cause a Phase I environmental assessment to be performed and delivered to Subtenant prior to the Commencement Date. Throughout the Term, Sublandlord shall be responsible, at its expense, for ensuring that the exterior of the Building and the common areas of the Premises comply with the “American With Disabilities Act” (“ADA”). However, no investigation has been made by Sublandlord to ensure compliance of the Sublease Premises with ADA. ADA may require a variety of changes to the Sublease Premises, including potential removal of barriers to access by disabled persons and provision of auxiliary aids and services for hearing, vision or speech impaired persons. Subtenant shall rely solely on its own investigations and/or that of a licensed professional specializing in the areas referenced in this Section 7(b), and shall be responsible for ensuring that the Sublease Premises comply with ADA.
          (c) Subtenant, at its sole cost and expense, shall construct all improvements in the Sublease Premises required by Subtenant for operation of its business therein (the “Subtenant Improvements”), subject to all requirements of this Sublease and the Master Lease, including, without limitation, obtaining Sublandlord’s and Master Landlord’s approval of plans and specifications therefor. Sublandlord’s consent shall not be unreasonably withheld or delayed. If Master Landlord approves of Subtenant’s contractor and architect, Sublandlord’s consent thereto shall not be required. If Master Landlord requires the Subtenant Improvements or any subsequent improvements to be removed at the expiration or earlier termination of this Sublease, Subtenant shall comply with all such requirements, whether imposed upon granting of consent or thereafter, as provided in the Master Lease. If Master Landlord does not so require the Subtenant to remove the Subtenant Improvements or any subsequent improvements, Subtenant shall not be required to remove the Subtenant Improvements and all subsequent improvements, except that if Sublandlord notifies Subtenant in writing that Subtenant is required to remove any of improvements, Subtenant shall have such removal obligation as to such improvements and shall restore the Sublease Premises to their condition existing as of the date hereof, reasonable wear and tear excepted; provided that if Subtenant exercises the extension option set forth in Section 2(b) above, then Subtenant shall not have such removal obligation as to any of the improvements.
          (d) To the extent Subtenant incurs construction costs for the Subtenant Improvements in excess of Two Hundred Fifty Thousand Dollars ($250,000), Sublandlord

hereby agrees to loan to Subtenant (“Improvement Loan”) a maximum of an Two Hundred Fifty Thousand Dollars ($250,000) (“Cap”), which Improvement Loan shall be (i) used solely to reimburse Subtenant, up to the Cap, for actual “hard” costs (i.e., materials and labor as opposed to costs of consultants and other “soft” costs) incurred for the construction of the Subtenant Improvements which are in excess of the initial Two Hundred Fifty Thousand Dollars ($250,000) incurred by Subtenant for the Subtenant Improvements (which initial costs shall first be paid by Subtenant), and (ii) disbursed in accordance with the provisions of Exhibit D. The Improvement Loan shall be repaid by Subtenant to Sublandlord in equal monthly installments (“Improvement Loan Payments”) in an amount that would fully amortize the Improvement Loan over an amortization period of eighty-four (84) months commencing on the Commencement Date, with interest from the date of expenditure on the outstanding principal balance, computed at the rate equal to the lesser of seven percent (7%) per annum or the maximum rate permitted by law. The Improvement Loan Payments shall be due and payable on the first day of each month along with the payments of Rent payable under this Sublease. The obligation of Subtenant to pay the Improvement Loan Payments is separately enforceable by Sublandlord and shall survive (but shall be repayable in full, including all outstanding principal and accrued and unpaid interest, upon) the expiration or earlier termination of this Sublease and, because such obligation is intended to be a loan, is not subject to any mitigation of the amount due. Sublandlord will use good faith and diligent efforts to obtain Master Landlord’s consent to the Subtenant Improvements. Sublandlord agrees that it will not charge a supervision fee for its own review of the Subtenant Improvements or other improvements to the Sublease Premises by Subtenant. Subtenant acknowledges that Master Landlord may impose a supervision fee under the Master Lease, which fee shall be paid by Subtenant.
     8. Use. Subtenant may use the Sublease Premises only for the purposes as allowed applicable laws and by the Master Lease, and for no other purpose. Subtenant shall promptly comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term of this Sublease governing, affecting and regulating the Sublease Premises, including but not limited to the use thereof. Sublandlord will notify Subtenant of any non-compliance with the foregoing of which Sublandlord becomes aware. Subtenant shall not use or permit the use of the Sublease Premises in a manner that will create waste or a nuisance, interfere with or disturb other tenants in the Building or violate the provisions of the Master Lease. Subtenant acknowledges and agrees that the operation and use of the Sublease Premises may require that Subtenant apply for and receive licenses and/or permits from various federal, state and local governments, and Subtenant covenants and agrees to apply for and receive such licenses and/or permits as are required. Subtenant shall provide to Sublandlord copies of any such licenses and/or permits to the extent applicable to the Sublease Premises. Subtenant acknowledges, agrees and covenants that its occupancy, operation and use of such Sublease Premises shall be in accordance with: (a) all applicable state and federal regulations; (b) all licenses and permits that either Subtenant or Sublandlord has received or receives in the future respecting such Sublease Premises; and (c) all policies and procedures Sublandlord has reasonably promulgated respecting such Sublease Premises. In connection with Subtenant’s use of the Sublease Premises, Sublandlord shall provide Subtenant with card access keys for use with the security system of the Building. The card access keys will provide access only to the Sublease Premises and the common areas of the Building shown on Exhibit B. The security system for the Sublease Premises shall be set to prohibit employees, contractors, vendors and guests of Sublandlord from accessing the Sublease Premises, except in the case of an emergency (in which case Sublandlord’s employees and security vendor shall have access), and except for (i) interior security patrols by Sublandlord’s security vendor, as requested by Subtenant, (ii) facilities personnel for provision of facilities services as requested by Subtenant, (iii) Sublandlord’s janitorial vendor to provide janitorial services to the Sublease Premises, as requested by Subtenant, and (iv) the provision of any other services to the Sublease Premises as requested by Subtenant.
     9. Parking. Subtenant shall have Subtenant’s Proportionate Share of the parking for the Building, subject to the terms of the Master Lease. In addition, Sublandlord shall label seven (7) of the parking spaces on the front west side of the Building as “Visitor’s Parking” for Subtenant.
     10. Furniture. During the term of this Sublease, Subtenant shall have the right to use the chemical and biological fume hoods, workstations, cubicles, cabling and furniture existing in the Sublease Premises on the date hereof (“Furniture”). Subtenant shall accept such Furniture in its “as-is” condition without any representation or warranty by Sublandlord, and agrees that Sublandlord shall have no liability or repair obligations with regard to the Furniture. At the expiration or earlier termination of this Sublease, Subtenant may remove and keep all Furniture other than the chemical and biological fume hoods, and shall have no obligation to return such Furniture to Sublandlord.
     11. Signage. Subject to receipt of Master Landlord’s consent and all of the terms of the Master Lease, Subtenant shall have the right to install, at its sole cost and expense, standard directional and building top signage. Upon expiration or earlier termination of this Sublease, Subtenant shall remove all such signs and repair damage to the Property and the Building caused by their removal.
     12. Utilities. Subject to Subtenant’s obligation to reimburse Sublandlord pursuant to Section 4 of this Sublease, Sublandlord shall cause to be furnished (a) electricity for lighting and the operation of equipment, (b) heat and air conditioning to the extent reasonably required for the comfortable occupancy by Subtenant in its use of the Sublease Premises, and (c) water for lavatory and drinking purposes. Sublandlord may establish reasonable measures to conserve energy, including but not limited to, automatic switching of lights after hours and more efficient forms of lighting, so long as such measures do not unreasonably interfere with Subtenant’s use of the Sublease Premises, provided that Sublandlord shall provide a system for Subtenant to turn on building systems outside of the core period listed above. Sublandlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, provided such acts are done at reasonable times and Sublandlord uses reasonable efforts to avoid disruption of Subtenant’s use of the Sublease Premises, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the control of Sublandlord or by the making of necessary repairs or improvements to the Premises or to the Building, or (iii) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other form of energy serving the Premises or the Building. Subtenant hereby waives the provisions of California Civil Code Section 1932 or any other applicable existing or future law or ordinance or governmental regulation permitting the termination of this Sublease due to any interruption, failure or inability to provide Sublandlord services as provided for herein. Subtenant shall have the right to use the distribution lines for liquid nitrogen which are existing in the Sublease Premises, and to the extent required for such use, the liquid nitrogen storage tank(s) at the Building; provided that Subtenant will not be permitted to have direct contact with the liquid nitrogen tank(s) (which will at all times remain the sole property of Sublandlord). Sublandlord shall maintain the distribution lines and tanks in good condition and repair, subject to reimbursement pursuant to Section 4(a) above.
     13. Outside Improvements. Subject to Subtenant’s receipt of all permits required therefor, Subtenant may construct, at its sole cost and expense, three (3) hazardous materials sheds and a nitrogen storage and delivery system outside the Premises, in the locations shown on Exhibit F (the “Outside Improvements”). Prior to constructing the Outside Improvements, Subtenant shall obtain Master Landlord’s prior written consent, as required by the terms of the Master Lease. In addition, Subtenant shall obtain Master Landlord’s consent to the contractor and architect for the Outside Improvements. Subtenant’s construction and operation of the Outside Improvements shall comply with all requirements of the Master Lease, including, without limitation Article 8 of the Master Lease as incorporated herein, and with all laws. In addition, Subtenant shall be responsible for all costs due to Master Landlord under the Master Lease in connection with the Outside Improvements. Upon expiration or earlier termination of this Sublease, Subtenant shall remove the Outside Improvements and all associated Hazardous Materials and repair all damage to the area caused by the constructions and/or removal of thereof.
     14. Vivarium. Subtenant may construct, in its sole discretion and at its sole cost and expense, a vivarium in the Sublease Premises for housing of rats and mice (and no other animals), in the location shown on Exhibit B (the “Vivarium”). Prior to constructing the Vivarium, Subtenant shall obtain Master Landlord’s prior written consent, as required by the terms of the Master Lease. In addition, Subtenant shall obtain Master Landlord’s consent to the contractor and architect for the Vivarium. Subtenant’s construction of the Vivarium shall comply with all requirements of the Master Lease, including, without limitation Article 8 of the Master Lease as incorporated herein, and with all laws. In addition, Subtenant shall be responsible for all costs due to Master Landlord under the Master Lease in connection with the alterations, additions, or improvements. Upon construction, the Vivarium shall be deemed part of the Sublease Premises and shall become the property of the Sublandlord.
     15. Incorporation of Master Lease.
          (a) All of the terms and provisions of the Master Lease, except as provided in subsection (b) below, are incorporated into and made a part of this Sublease, and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Sublease Premises, the Sublandlord being substituted for the Landlord in the Master Lease, the Subtenant being substituted for the Tenant in the Master Lease provided, however, that the term “Landlord” in the following Sections and Articles of the Master Lease (i) shall mean Master Landlord, not Sublandlord: Section 6.1, Articles 7, 11, 13, and 29.13 and (ii) shall mean both Master Landlord and Sublandlord: Article 8. It is further understood that where reference is made in the Master Lease to the “Premises,” the same shall mean the Sublease Premises as defined herein; where reference is made to the “Commencement Date,” the same shall mean the Commencement Date as defined herein; and where reference is made to the “Lease,” the same shall mean this Sublease. The parties specifically agree that any provisions relating to any construction obligations of “Landlord” under the Master Lease with respect to construction that occurred or was to have occurred prior to the Commencement Date hereof, are hereby deleted. Sublandlord shall not be liable to Subtenant for any failure by Master Landlord to perform its obligations under the Master Lease, nor shall such failure by Master Landlord excuse performance by Subtenant of its obligations hereunder; provided, however, that Sublandlord shall use its commercially reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease, including instituting legal proceedings at Subtenant’s sole cost and expense if reasonably requested by Subtenant, provided that Sublandlord is not exposed to any risk of termination of the Master Lease or the Building A Lease. Anything in the Master Lease to the contrary notwithstanding, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers or partners on account of any of Sublandlord’s obligations or actions under this Sublease.
          (b) The following Sections and Exhibits of the Master Lease are not incorporated herein: Summary of Basic Lease Information (except Items 7 and 9), Sections 1.1.1 and 1.2, Articles 2 and 3, Sections 4.6 and 8.5, Articles 20, 21 and 22 (unless Master Landlord consents to such equipment), Sections 23.4.1 (subject to Section 11 above), 29.32, 29.34, 29.35, 29.36 and 29.37, Exhibits A, B, C and G, and First, Second, Third and Fourth Amendments to Lease.
          (c) Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations as Subtenant with respect to the Premises under the Master Lease, as such obligations apply to the Sublease Premises, except as otherwise provided herein. Subtenant shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease. Notwithstanding anything to the contrary contained herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease and Master Landlord shall have all rights in respect of the Master Lease and the Premises as set forth therein.
     16. Insurance. Subtenant shall be responsible for compliance with the insurance provisions of the Master Lease. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Sublandlord as additional insureds. All insurance required under this Sublease shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Subtenant and Sublandlord before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.
     17. Default. In addition to defaults and applicable cure periods contained in the Master Lease, failure of Subtenant to make any payment of Rent within three (3) days of when due hereunder shall constitute an event of default hereunder. If Subtenant’s default causes Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default.

     18. Notices. The addresses specified in the Master Lease for receipt of notices to each of the parties are deleted and replaced with the following:

To Sublandlord at:	4955 Directors Place
San Diego, California 92121
Attn: Mr. Stephen Toon

To Subtenant at:	2131 Palomar Airport Road, Suite 300
Carlsbad, California 92011

Attn: Chief Business Officer

After Commencement Date:	At the Sublease Premises
Attn: Chief Business Officer
     Sublandlord hereby agrees to provide Subtenant with a copy of any notice it receives from Master Landlord which pertains to the Sublease Premises within five (5) business days after Sublandlord’s receipt of such notice.
     19. Sublandlord’s Obligations.
          (a) To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Sublease Premises, the Premises or Building is the responsibility of Master Landlord (collectively “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations, provided, however, that in no event shall Sublandlord be liable to Subtenant for any liability, loss or damage whatsoever in the event that Master Landlord should fail to perform the same, unless Master Landlord’s failure to perform is caused by Sublandlord’s own negligence or willful misconduct, nor shall Subtenant be entitled to withhold the payment of Rent or terminate this Sublease. It is expressly understood that the services and repairs which are incorporated herein by reference, including but not limited to the maintenance of exterior walls, structural portions of the roof, foundations, walls and floors, will in fact be furnished by Master Landlord and not by Sublandlord.
          (b) Subject to reimbursement by Subtenant pursuant to Section 4 hereof, Sublandlord agrees to maintain in good condition and repair (i) the backup generators serving the Building (which will be available for service to the Sublease Premises), (ii) the common areas inside the Building, and (iii) the HVAC, electrical, and plumbing systems of the Building. Except as otherwise provided herein, Sublandlord shall have no other obligations to Subtenant with respect to the Sublease Premises or the performance of the Master Landlord Obligations.
     20. Early Termination of Sublease. If the Master Lease should terminate prior to the expiration of this Sublease, Sublandlord shall have no liability to Subtenant on account of such termination. Notwithstanding the foregoing, Sublandlord will not voluntarily do, or fail to do, anything which will constitute a default under the Master Lease or permit the Master Lease to be terminated for any reason other than as expressly permitted by the Master Lease due to casualty, condemnation, or material default of Master Landlord thereunder.

     21. Consent of Master Landlord and Sublandlord. If Subtenant desires to take any action which requires the consent or approval of Sublandlord pursuant to the terms of this Sublease, prior to taking such action, including, without limitation, making any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, and (b) Subtenant shall not take any such action until it obtains the consent of Sublandlord and Master Landlord, as may be required under this Sublease or the Master Lease. This Sublease shall not be effective unless and until any required written consent of the Master Landlord shall have been obtained.
     22. Indemnity. Subtenant shall indemnify, defend, protect, and hold Sublandlord and Master Landlord harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively “Claims”) which are brought or made against Sublandlord or which Sublandlord pays or incurs to the extent caused by (a) a breach of this Sublease by Subtenant, (b) any violation of law by Subtenant or its employees, agents, contractors or invitees (collectively, “Agents”) relating to the use or occupancy of the Sublease Premises or the area occupied by the Outside Improvements, (c) any act or omission by Subtenant or its Agents resulting in contamination of any part or all of the Premises or area occupied by the Outside Improvements by Hazardous Materials, (d) the gross negligence or willful misconduct of Subtenant or its Agents, and (e) Subtenant’s use of the Premises, including the Outside Improvements and Vivarium. Nothing in the Master Lease or the Sublease shall be construed to impose any liability, cost or other requirement on Subtenant for any Hazardous Materials existing in the Sublease Premises or the area occupied by the Outside Improvements prior to the date the Sublease Premises are delivered to Subtenant, or any Hazardous Materials introduced to the Sublease Premises or the area occupied by the Outside Improvements by Sublandlord or its Agents. Sublandlord shall indemnify, defend, protect, and hold Subtenant harmless from and against all Claims which are brought or made against Subtenant or which Subtenant pays or incurs to the extent caused by (i) Sublandlord’s or its Agent’s gross negligence or willful misconduct, (ii) any event relating to the Premises that occurred prior to the entry by Subtenant onto the Premises pursuant to Section 3 hereof, and (iii) a breach of this Sublease or the Master Lease by Sublandlord.
     23. Brokers. Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein, except Irving Hughes Group (“Broker”). Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty. Sublandlord agrees to pay the Broker pursuant to a separate written agreement.
     24. Surrender of Sublease Premises. In lieu of any obligation or liability set forth in the Master Lease, upon the termination of the Sublease, Subtenant shall surrender the Sublease Premises and the area occupied by the Outside Improvements to Sublandlord broom-clean and in as good a condition as on the Commencement Date, ordinary wear and tear excepted. In addition, at Sublandlord’s option (by written notice to Subtenant at the time of its consent to such alteration, addition or improvements, if Subtenant obtained Sublandlord’s consent thereto, and if not, by written notice at least sixty (60) days prior to the expiration of this Sublease) Subtenant shall remove any alterations, additions and improvements , prior to the termination of the Sublease and restore the Sublease Premises to its prior condition, ordinary wear and tear excepted, repairing all damage caused by or related to any such removal, all at Subtenant’s expense. Removal of the Subtenant Improvements shall be governed by Section 7(c) above. Removal of the Outside Improvements shall be governed by Section 13 above.
     25. Right of First Offer. Sublandlord hereby grants to Subtenant the continuing right of first offer to amend this Sublease to add any or all of the remainder of the Building, and any or all of Building A (“First Offer Space”) in the event Sublandlord elects to offer such space to sublet during the Term of this Sublease, or in the event Sublandlord decides to assign the remainder of the Master Lease to any third party. Sublandlord will deliver written notice (“Offer Notice”) to Subtenant from time to time whenever Sublandlord determines that it will commence marketing any portion of the First Offer Space for sublease or assignment or prior to entering into negotiations to sublet any portion of the First Offer Space or assign the Master Lease, which Offer Notice will describe the space which Sublandlord proposes to sublease or assign. Within ten (10) business days after Subtenant’s receipt of the Offer Notice, Subtenant may elect to exercise its right of first offer with respect to any of the space described in the Offer Notice by delivering written notice (“Exercise Notice”) to Sublandlord. The right of first offer shall not apply if, as of the date Sublandlord receives Subtenant’s Exercise Notice, Subtenant is in default of any terms, covenants or conditions of this Sublease after the expiration of any applicable notice and cure periods. If Subtenant properly exercises the right of first offer, the First Offer Space will be leased to Subtenant on the same terms and conditions as affect the original Sublease Premises (except for the Improvement Loan, which shall not be applicable), at the same Base Rent rate as then applies to the original Sublease Premises; provided, however, that Subtenant’s Proportionate Share shall be increased to take into account the additional rentable square feet of the First Offer Space. The parties agree to execute an amendment to this Sublease promptly after the exercise of the right of first offer to include the First Offer Space and the terms thereof. This right of first offer shall be a continuing right and in the event Subtenant fails to lease any space offered to Subtenant, the right of first offer will continue to apply to any subsequent availability of such space.
     26. No Third Party Rights. The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.
     27. Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.
     28. Quiet Enjoyment. Subtenant shall peacefully have, hold and enjoy the Sublease Premises, subject to the terms and conditions of this Sublease and subject to the Master Lease, provided that Subtenant pays all rent and performs all of Subtenant’s covenants and agreements contained herein.
     29. Option to Purchase. In the event Sublandlord becomes an owner of the Building (whether pursuant to Section 29.35 of the Master Lease or otherwise), this Sublease will become a direct lease between Sublandlord, as Landlord and Subtenant as Tenant on all the same terms and conditions contained herein.

     30. Estoppel. Sublandlord hereby represents and warrants that (i) the Master Lease is in full force and effect, (ii) to Sublandlord’s actual knowledge, no defaults exist by either Sublandlord or the Master Landlord under the Master Lease, (iii) to Sublandlord’s actual knowledge there are no circumstances which, given notice or the passage of time or both, would constitute a default under the Master Lease, and (iv) that Sublandlord has the full right, power and authority to enter into this Sublease (subject to the consent of Master Landlord).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLANDLORD:

VERENIUM CORPORATION,
a Delaware corporation

By:	/s/ (ILLEGIBLE)

Name:	(ILLEGIBLE)
Title:	EVP & CFO

SUBTENANT:

ARDEA BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Barry Quart

Name:	Barry Quart

Title:	President & CEO

CONSENT OF MASTER LANDLORD
     KR-Gateway Partners, LLC, the Master Landlord under the Master Lease, hereby consents to the Sublease attached hereto, and all of the terms and conditions contained therein.

KR-GATEWAY PARTNERS, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
Managing Member

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

By:

Its:

Date:

EXHIBIT A
MASTER LEASE
EXHIBIT A-Page 1

EXHIBIT B
SUBLEASE PREMISES
EXHIBIT B-Page 1

EXHIBIT B-Page 2

EXHIBIT C
DETERMINATION OF FAIR MARKET RENT
          1. Sublandlord and Subtenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of commercial / industrial properties in the Sorrento Mesa submarket of San Diego, California. The determination of the arbitrators shall be limited solely to the issue of whether Sublandlord’s or Subtenant’s submitted Fair Market Rent is the closest to the actual Fair Market Rent, as determined by the arbitrators, taking into account the requirements of Section 2(b) of this Sublease (i.e., the arbitrators may only select Sublandlord’s or Subtenant’s determination and shall not be entitled to make a compromise determination). Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.
          2. The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
          3. The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Sublandlord’s or Subtenant’s submitted Fair Market Rent and shall notify Sublandlord and Subtenant thereof.
          4. The decision of the majority of the three (3) arbitrators shall be binding upon Sublandlord and Subtenant.
          5. If either Sublandlord or Subtenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Sublandlord and Subtenant thereof, and such arbitrator’s decision shall be binding upon Sublandlord and Subtenant.
          6. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Fair Market Rent be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Exhibit C.
          7. The cost of arbitration shall be paid by Sublandlord and Subtenant equally.
EXHIBIT C-Page 1

EXHIBIT D
DISBURSEMENT OF IMPROVEMENT LOAN
Subtenant shall prepare a budget for the design, permitting and construction of the Subtenant Improvements (“Subtenant Improvement Budget”), including, without limitation: (i) design and architectural fees, (ii) engineering fees, (iii) costs of processing and obtaining permits from any governmental entity, (iv) water and sewer connection charges, utilities consumed for construction, and other expenses related or similar thereto, (v) payments to architects, designers, contractors, subcontractors and material suppliers and the other direct costs incurred in the design and construction of the Subtenant Improvements, and (vi) premiums for insurance carried by Subtenant or its contractors, subcontractors, designers, or architects with respect to the construction. As work progresses on the Subtenant Improvements, Subtenant shall submit an application for payment (“Application for Payment”) to Sublandlord no more often than monthly, for work completed by and through the twentieth (20th) day of the month, for disbursement of the Improvement Loan. Applications for Payment may be made only for work actually completed or services actually provided and shall include a detailed description of such completed Subtenant Improvement work or services. Applications for Payment shall include copies of the invoices to Subtenant by Subtenant’s contractor(s) or other vendors for the work completed. As a condition of payment of any Application for Payment, Sublandlord shall require the certification by both Subtenant and Subtenant’s architect that the described Subtenant Improvement Work or services have been completed. Sublandlord shall disburse the requested funds directly to Subtenant (or, at Subtenant’s election, to a contractor or other vendor) on or before the later of the tenth (10th) day following the date the Application for Payment was submitted to Sublandlord or the tenth (10th) day of the calendar month immediately succeeding the last day covered by the Application for Payment. Notwithstanding the foregoing, if Subtenant fails to promptly pay to any vendor or contractor any amount included in an Application for Payment submitted to Sublandlord, then at its election, Sublandlord may disburse any sums otherwise owing by Sublandlord to Subtenant hereunder by joint check in the name of the Subtenant and the applicable vendors or contractors, until Subtenant demonstrates to Sublandlord’s reasonable satisfaction that all vendors and contractors have been paid current; provided, however, that the foregoing shall not apply to any vendor or contractor (i) with which Subtenant has a good faith dispute, (ii) to whom Subtenant has paid all sums that are not in dispute, and (iii) for whom Subtenant has provided Sublandlord with a bond or other appropriate assurances that no lien will attach to Master Landlord’s right, title and interest in the Premises.
EXHIBIT D-Page 1

EXHIBIT E
OUTSIDE IMPROVEMENTS
EXHIBIT E-Page 1